GRAINGER REPORTS EARNINGS PER SHARE OF $1.21
FOR THE 2009 SECOND QUARTER

Quarterly highlights
•	Sales of $1.5 billion down 13 percent
•	Net earnings of $92 million down 18 percent
•	EPS of $1.21 down 15 percent
•	Operating cash flow of $190 million
•	Generated pretax ROIC of 23.8 percent*
Visit www.grainger.com/investor to access a podcast with Grainger’s supplemental commentary.

CHICAGO, July 15, 2009 – Grainger (NYSE: GWW) today reported second quarter sales of $1.5 billion, which were down 13 percent versus second quarter 2008.   Net earnings for the quarter decreased 18 percent to $92 million versus $113 million in 2008.  Earnings per share declined by 15 percent to $1.21 versus $1.42 for the second quarter of 2008. Second quarter 2008 reported earnings per share were $1.43. The company adopted FSP 03-6-1 on January 1, 2009, resulting in a one cent reduction in earnings per share in both the second quarters of 2008 and 2009.  (See page K-41 of the company’s 2008 10-K for additional information).  Other items in the second quarter of 2008 included a provision for a legal reserve, which had a negative effect of five cents per share, and the realization of gains on the sale of property, which had a positive effect of approximately two cents per share.

“Although the economy remains a challenge, we are pleased with our results for the second quarter of 2009.  We continue to focus on the things we can control, and we’re selectively investing for growth. Businesses and institutions still need to repair and maintain their facilities in this difficult economy. Our multi-channel business model and our exceptionally high service levels allow us to serve our customers well even in these tough times,” said Jim Ryan, Grainger’s Chairman and CEO.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 7 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

He added, “We have not seen an indication of an economic turnaround at this point but our results indicate that we are gaining market share during this recession. We are in a great position to grow when the economy eventually recovers.  We’re expanding our sales force to improve customer coverage. Also during the quarter, we announced two ways we’ll expand our geographic coverage outside of North America by making small, additional investments in India and in Japan.”

Sales for the company decreased 13 percent.  Daily sales decreased 15 percent in April, 10 percent in May and 13 percent in June.  Sales were negatively affected by foreign exchange, which contributed approximately 2 percentage points to the decline. Price contributed a positive 6 percent while volume was down 19 percent. Sales of products related to the H1N1 virus contributed less than one percent of sales. There was no material contribution from the sales of seasonal products. Acquisitions contributed about 1 percent to sales. There were 64 selling days in the quarter, the same as the 2008 second quarter.

Effective with the first quarter of 2009, the company has two reportable business segments, the United States and Canada, which represent approximately 98 percent of company sales. This new reporting reflects the integration of Lab Safety Supply with Grainger’s U.S. branch-based business.  The remaining operating units (Mexico, India, Puerto Rico, China, and Panama) are included in other businesses and are not considered a segment.  The company acquired Asia Pacific Brands India Private Limited in June 2009 resulting in the inclusion of the India operations in other businesses for the month of June.

Operating earnings for the company were down 17 percent.  The operating earnings decrease was the result of lower sales and operating expenses decreasing at a slower rate than sales, partially offset by higher gross profit margin.  In February, the company announced the intention to eliminate 300-400 jobs this year; 298 jobs have been eliminated to date with severance expense of $8 million or five cents per share through the second quarter. The company remains on track to meet projected headcount reductions of up to 400 positions.

United States
Sales for the United States segment decreased 12 percent in the 2009 second quarter.  Daily sales declined by 14 percent in April, 9 percent in May and 14 percent in June.  There was no material effect from the sale of seasonal products.  Progress integrating the Lab Safety Supply and the U.S. branch-based business is on track to achieve the incremental sales of $70-$100 million and cost reductions of $20-$30 million. Through June, incremental revenue of approximately $13 million has been recognized and approximately $5 million in cost savings has occurred as a result of the integration.  The majority of the revenue and savings are expected in 2010.

Sales declined in all customer end markets except government, which was up slightly.  Heavy manufacturing declined almost 30 percent; commercial declined high single digits with most other segments declining in the low to mid teens.

The company continues to expand its product line with 233,000 products included in this year’s catalog.  Grainger has been adding more products throughout the year and anticipates having almost 300,000 products in the 2010 catalog.  Product line expansion contributed $231 million in sales for the second quarter versus $169 million in the second quarter 2008.

Operating earnings for the quarter were down 16 percent in the United States.  The operating earnings decrease was the result of lower sales and operating expenses decreasing at slower rate than sales, partially offset by higher gross profit margin. Payroll-related expenses were down due to lower headcount, reduced commissions and profit sharing contributions and no bonus accruals.

Canada
Sales for the Acklands-Grainger business in the quarter were down 19 percent versus the 2008 second quarter. In local currency, sales were down 6 percent. On a daily basis by month, sales in local currency were down 11 percent in April, down 1 percent in May and down 6 percent in June. The Canadian economy remained weak, particularly in the forestry, manufacturing, transportation and mining industries.  This contributed to sales growth turning negative to prior year in most provinces during the quarter, though sales to government remained strong, with growth in the utilities and infrastructure related sectors.

Operating earnings decreased 39 percent for the 2009 second quarter (30 percent in local currency), primarily due to the sales decline and a 210 basis point decline in gross margin.  The decline in gross profit margin was primarily the result of negative inflation recovery due to unfavorable foreign exchange rates on inventory purchases. In addition, price competition, an increase in the mix of lower margin large customer and government sales, and an increase in inventory reserves negatively affected gross margins.

Other businesses
Sales for the other businesses, which include Mexico, India, Puerto Rico, China, and Panama, were down 9 percent versus prior year.  Mexico is the largest business within this group, and represents more than 50 percent of sales. Daily sales in Mexico were down 27 percent in the quarter versus the same period in 2008.  In local currency, daily sales in Mexico decreased 7 percent for the quarter and were down 9 percent in April, down 8 percent in May and down 2 percent in June. Effective with the month of June, Grainger began including the results of the operations in India.   Operating losses for other businesses were $3 million for the quarter compared to $2 million a year ago primarily due to the volume declines in Mexico and the inclusion of India’s losses for the month of June.

Other
There was no gain or loss on the sale of fixed assets for the quarter compared to a gain of $2.1 million last year. The effective income tax rate was 39.0 and 38.6 percent in the 2009 and 2008 second quarters, respectively.  The increase in the effective rate is due to lower earnings reported in non-U.S. tax jurisdictions with lower tax rates, as well as an increase in current estimates of overall U.S. state income tax rates.

Cash flow
Operating cash flow was $190 million versus $106 million in the second quarter of 2008.  Capital expenditures were $25 million in the second quarter compared to $72 million a year ago. Grainger did not repurchase any shares of stock in the quarter.  Dividends paid in the second quarter were approximately $35 million, reflecting the 15 percent increase in the dividend rate announced in April 2009.  This is the 38th consecutive year of dividend increases for Grainger.

For the six months ended June 30, 2009 sales of $3.0 billion were down 12 percent versus the six months ended June 30, 2008. Net earnings decreased 17 percent to $189 million versus $227 million in 2008. Earnings per share for the six months ended June 30, 2009 declined 13 percent to $2.46 versus $2.83 for 2008.  The effect of adopting FSP-03-6-1 was three cents per share reduction for the first six months of both years.  Year to date operating cash flow was $233 million, $114 million over prior year.

W.W. Grainger, Inc. with 2008 sales of $6.9 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in United States, Canada, Mexico, India, China and Panama. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding second quarter 2009 results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives are not historical facts.  They are generally identified by qualifiers such as “anticipates”, “continue to”, “continues to expand“, “expanding to improve”, “expected”, “indication”, “intention”, “investing for growth”, “on track”, “on track to achieve”, “position to grow”, “projected”, “we’ll expand” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Laura Brown
Director, Corporate Communications & Public Affairs	Vice President, Investor Relations
847/535-4339	847/535-0409

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$1,533,263	$1,756,856	$2,998,511	$3,417,902
Cost of merchandise sold	908,295	1,050,979	1,744,128	2,032,091
Gross profit	624,968	705,877	1,254,383	1,385,811

Warehousing, marketing and administrative expenses	471,039	521,042	941,240	1,015,153
Operating earnings	153,929	184,835	313,143	370,658

Other income and (expense)
Interest income	273	1,236	674	2,040
Interest expense	(2,318)	(3,765)	(4,536)	(5,198)
Equity in net income (loss) of unconsolidated entities	707	1,343	783	2,080
Unclassified-net	(965)	731	30	1,300
Total other income and (expense)	(2,303)	(455)	(3,049)	222

Earnings before income taxes	151,626	184,380	310,094	370,880

Income taxes	59,160	71,201	121,250	143,463

Net earnings	$92,466	$113,179	$188,844	$227,417

Earnings per share -Basic	$1.23	$1.44	$2.50	$2.88
-Diluted	$1.21	$1.42	$2.46	$2.83

Average number of shares outstanding -Basic	73,443	76,542	73,853	77,242
-Diluted	74,559	78,028	74,853	78,641

Diluted Earnings Per Share
Net earnings as reported	$92,466	$113,179	$188,844	$227,417
Less: earnings allocated to participating securities	(2,142)	(2,634)	(4,369)	(4,919)
Net earnings available to common shareholders	$90,324	$110,545	$184,475	$222,498

Weighted average shares adjusted for dilutive securities	74,559	78,028	74,853	78,641
Diluted earnings per share	$1.21	$1.42	$2.46	$2.83

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales
United States	$1,353,795	$1,542,921	$2,662,532	$3,012,276
Canada	160,724	197,867	304,519	375,170
Other Businesses	27,901	30,527	50,433	55,072
Intersegment sales	(9,157)	(14,459)	(18,973)	(24,616)
Net sales to external customers	$1,533,263	$1,756,856	$2,998,511	$3,417,902

Operating earnings
United States	$176,533	$209,721	$349,718	$404,854
Canada	9,740	16,013	15,694	27,688
Other Businesses	(3,284)	(1,927)	(6,218)	(6,151)
Unallocated expense	(29,060)	(38,972)	(46,051)	(55,733)
Operating earnings	$153,929	$184,835	$313,143	$370,658

Company operating margin	10.0%	10.5%	10.4%	10.8%
ROIC* for Company			23.8%	28.5%
ROIC* for United States			32.8%	38.3%
ROIC* for Canada			8.6%	14.5%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)
	At June 30,
Assets	2009	2008
Cash and cash equivalents	$416,291	$258,234
Accounts receivable – net (1)	582,431	677,695
Inventories	899,843	968,293
Prepaid expenses and other assets	72,479	74,464
Deferred income taxes	53,981	59,261
Total current assets	2,025,025	2,037,947
Property, buildings and equipment - net	928,796	929,514
Deferred income taxes	110,723	66,063
Investment in unconsolidated entities	19,645	16,886
Goodwill	218,841	233,815
Other assets and intangibles – net	102,735	106,366
Total assets	$3,405,765	$3,390,591

Liabilities and Shareholders’ Equity
Short-term debt	$25,499	$12,858
Current maturities of long-term debt (2)	42,090	4,590
Trade accounts payable (3)	255,373	326,581
Accrued compensation and benefits	119,887	140,416
Accrued contributions to employees’ profit sharing plans	55,421	75,585
Accrued expenses	80,778	104,893
Income taxes payable	2,564	1,447
Total current liabilities	581,612	666,370
Long-term debt	467,395	504,895
Deferred income taxes and tax uncertainties	35,872	22,438
Accrued employment-related benefits (4)	210,209	150,676
Shareholders' equity (5)	2,110,677	2,046,212
Total liabilities and shareholders’ equity	$3,405,765	$3,390,591

(1)	Accounts receivable decreased $95 million, or 14%, due a decline in sales.
(2)	Current maturities of long-term debt increased $38 million, due to payments on the term loan obtained in May 2008 that will be due within one year.
(3)	Trade accounts payable decreased $71 million, or 22%, primarily due to lower inventory purchases.
(4)
Accrued employment-related benefits increased $60 million, or 40%, due to increases in post-retirement liabilities resulting from declines in market values of underlying plan assets and also a decrease in assumed discount rates, driven by recent economic conditions.

(5)	Common stock outstanding as of June 30, 2009 was 73,623,181 shares as compared with 76,234,752 shares at June 30, 2008. The Company did not repurchase any shares during the 2009 second quarter.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net earnings	$188,844	$227,417
Provision for losses on accounts receivable	8,237	9,053
Deferred income taxes and tax uncertainties	(14,404)	(10,693)
Depreciation and amortization:
Property, buildings and equipment	54,364	52,366
Capitalized software and other intangibles	14,141	12,529
Stock-based compensation	24,841	27,478
Tax benefit of stock incentive plans	685	1,097
Net gains on sales of property, buildings and equipment	53	(3,366)
(Income) losses from unconsolidated entities – net	(783)	(2,080)
Loss on previously held equity interest	77	–
Change in operating assets and liabilities, net of business acquisitions:
(Increase) decrease in accounts receivable	6,618	(82,929)
(Increase) decrease in inventories	120,528	(22,107)
(Increase) decrease in prepaid income taxes	19,584	(12,150)
(Increase) decrease in prepaid expenses	4,420	(441)
Increase (decrease) in trade accounts payable	(41,776)	27,761
Increase (decrease) in other current liabilities	(163,188)	(101,329)
Increase (decrease) in current income taxes payable	878	(8,800)
Increase (decrease) in accrued employment-related benefits cost	11,730	6,781
Other – net	(2,239)	(1,865)
Net cash provided by operating activities	232,610	118,722
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(46,796)	(97,613)
Additions to capitalized software	(5,108)	(4,166)
Net cash paid for business acquisition	–	(6,868)
Cash acquired, net of cash paid for business acquisition	1,345	–
Other – net	948	19,429
Net cash used in investing activities	(49,611)	(89,218)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	2,180	(88,616)
Proceeds from issuance of long-term debt	–	500,000
Stock options exercised	21,476	31,891
Excess tax benefits from stock-based compensation	5,412	9,369
Purchase of treasury stock	(127,696)	(270,950)
Cash dividends paid	(65,174)	(59,351)
Net cash (used in) provided by financing activities	(163,802)	122,343
Exchange rate effect on cash and cash equivalents	804	(7,050)
Net increase (decrease) in cash and cash equivalents	20,001	144,797
Cash and cash equivalents at beginning of year	396,290	113,437
Cash and cash equivalents at end of period	$416,291	$258,234